Exhibit (p)(32)

The attached is the Code of Ethics for Neuberger Berman Fixed Income (“NBFI”). The contents of this document are proprietary and confidential. This document is furnished to the recipient on condition that the recipient will not disclose or reveal its contents to any other person and will limit its use solely in connection with its due diligence inquiries of NBFI for the purpose of evaluating a potential or existing business relationship with NBFI. If the recipient is required by compulsory process to furnish this document to another person, the recipient will notify NBFI promptly after receiving such a request.

Neuberger Berman Code of Ethics

March 2010

Table of Contents

Introduction	3
Standards of Business Conduct	4
Scope	5
Coverage	5
Covered Accounts and securities	6
Maintaining Brokerage Accounts at Neuberger Berman and/or Fidelity Investments	6
Covered Securities	6
Personal Investment Transaction Procedures and reporting	7
Trading When Mutual Fund Trades are pending	7
Holding periods	8
Exclusions	8
Exceptions and Questions	8
Reporting Violations	9
Price Switch Policy	9
Full Price Switch	9
Limited Insider Price Switch	10
Securities Covered under the Same Day Price Switch	10
Price Switching in Fidelity Accounts	10
Exceptions	11
Private Placements	11
Initial Public Offerings (IPOs)	12
Reporting and Certification Requirements	12
Administration of the Code	13
Prohibition Regarding the Use of Material Non-Public Information	14
Examples of Material Non-Public Information	15
Mutual Fund Code of Ethics	15
Definitions	16
Exhibit A	19

Introduction

Neuberger Berman has many important assets; the most valuable is its established and unquestioned reputation for integrity and professionalism. Preserving this integrity demands the continuing alertness of every Neuberger Berman Employee (“Employee”). Neuberger Berman is comprised of a number of different registered investment advisers (“advisers”), each with its own investment management program, policies and procedures. Each registered investment adviser stands in a position of trust and confidence with respect to its clients as well as to clients broadly within Neuberger Berman. Accordingly, each entity has a fiduciary duty to place the interests of Neuberger Berman clients before the interests of the Firm and its Employees. Each Employee must avoid any activity or relationship that may reflect unfavorably on Neuberger Berman as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety. In order to assist the Firm and its Employees in meeting our obligations as a fiduciary and pursuant to the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”), the Firm has adopted a uniform Code of Ethics (“Code”), which governs the activities of all Neuberger Berman Employees. Employees are required not only to comply with this Code but with all applicable federal securities laws. To the extent that there are policies and procedures (relating to the Code) unique to a particular division of Neuberger Berman, these are included as an Addendum to this document. Attached as Exhibit A is a list of the registered investment advisers of the Neuberger Berman to which these policies apply.

The core activity of Neuberger Berman is the investment advisory business. Both from a legal and ethical perspective, this puts the Firm in a position of trust and responsibility to its clients and their assets. In all conceivable instances we are expected to put the interests of our clients first. If an investment opportunity that is deemed suitable for clients presents itself, the interests of clients should be the primary consideration. In fact, the interests of our clients should always be the focus of our professional activity. To that end, the Firm has established a series of rules and policies designed to ensure that all our Employees maintain the highest professional and industry standards.

Standards of Business Conduct

The Code incorporates the following general principles:

•	Employees must at all times place the interests of clients ahead of their personal interests. Priority must be given to client trades over personal securities trades.

•

All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Employees should not engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client;

•	In personal securities investing, Employees should follow a philosophy of Investment decision-making rather than trading;

•	Information concerning the identity of security holdings and financial circumstances of clients is confidential and even internally should be only disclosed on a need to know basis; and

•	Independence in the investment decision-making process is paramount.

Compliance with Laws and Regulations

Personal investing activities of “Supervised Persons” (defined below) can create conflicts of interest that may compromise our fiduciary duty to advisory clients. As a result, Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client to:

•	Defraud such client in any manner;

•	Mislead such client, including by making a statement that omits material facts;

•	Engage in any manipulative practice with respect to such client; or

•	Engage in any manipulative practice with respect to securities, including price manipulation.

Scope

The Code covers the Firm’s “Supervised Persons” which includes:

•	Directors, officers, and partners of each Adviser (or other persons occupying a similar status or performing similar functions);

•	Employees of the Advisers; and

•	Any other person who provides advice on behalf of the Advisers and is subject to an Adviser’s supervision and control.

Coverage

Access Person

The determination as to whether an individual is an Access Person shall be made by the Legal and Compliance Department (“LCD”). An Access Person is generally defined as any officer, director or partner of the investment adviser1, any Supervised Person who has access to nonpublic information relating to client purchases or sales of securities, any person involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic, and any Supervised Person who has access to nonpublic information regarding portfolio holdings of Affiliated Mutual Funds.

Under the Neuberger Berman Code, all Employees are defined as Access Persons.

Investment Personnel

Any Employee of a Neuberger Berman entity who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client/Fund; and any natural person who controls a relationship with any entity within Neuberger Berman and who obtains information concerning recommendations made to such Client/Fund regarding the purchase or sale of securities by such Client/Fund. The determination as to whether an individual is an Investment Person shall be based on the following criteria: Portfolio Manager, Traders, Analysts (credit/research) and any member on team, including Administrative Assistant.

Non-Investment Personnel

Any employee of a Neuberger Berman entity who is in a support function such as client service/marketing, compliance, finance, human resources, information technology, legal, operations.

[1]	Pursuant to Rule 204A-1, if the Firm’s primary business is providing investment advice, then all of its directors, officers and partners are Access Persons.

Covered Accounts and Securities

Covered Accounts

“Covered Account” includes any securities account (held at a broker-dealer, transfer agent, investment advisory firm or other financial services firm) held in the name of a Supervised Person, spouse, domestic partner or minor child of a Supervised Person, any securities accounts of any other person who lives with the Supervised Person and for whom the Supervised Person provides material financial support, and any account in which any such persons have a controlling or Beneficial Interest. This also includes accounts for which a Supervised Person has power of attorney, serves as executor, trustee or custodian. Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which a Supervised Person has physical control, such as a stock certificate.

Maintaining Brokerage Accounts at Neuberger Berman and/or Fidelity Investments

•	Investment Personnel are required to maintain their Covered Accounts at Neuberger Berman.

•	Non-Investment Personnel may maintain their accounts at (1) Neuberger Berman or (2) Fidelity Investments, with prior written approval from LCD.

•	PRE-APPROVAL REQUESTS FOR FIDELITY ACCOUNTS MUST BE MADE THROUGH iCOMPLIANCE.

•

Notwithstanding the foregoing, LCD may approve Covered Accounts to be Maintained at an external broker-dealer or third-party firm (“Approved Outside Account”), provided, however, (1) the Access Person must receive prior written approval from LCD, and (2) the Access Person must arrange for LCD to receive duplicate confirmation and statements for the Approved Outside Account

•	Access Persons are permitted to maintain open-end mutual funds (including Affiliated Mutual Funds) if held directly with the mutual fund distributor, in a non-brokerage account.

Covered Securities

A Covered Security includes all securities defined as such under the Advisers Act, and includes:

•	Debt and equity securities,

•

Options (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

•	All forms of limited partnership and limited liability company interests, including Interests in private investment funds (e.g., hedge funds); and

•	Shares of any Affiliated Investment Company.

The term Covered Security does not include the following:

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end registered investment companies that are not advised or sub-advised by the Firm (or its affiliates); and

•

Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or sub-advised by the Firm (or the Firm’s affiliates).

Personal Investment Transaction Procedures and Reporting

No Investment Person may enter a personal trade until they confirm that:

1.	No Affiliated Investment Company utilizing the pension trading desk has a pending “buy” or “sell” order in that security (as described further below);

2.	The security does not appear in a restricted category on the Neuberger Berman “restricted list”; and

3.	In the case of Access Persons who are Investment Personnel, such transaction Is not short selling or option trading that is economically opposite any current holding by any investment company.

Trading When Mutual Fund Trades are Pending

No Investment Person is permitted to trade in any security, or a derivative of such security, while there is a pending order (either through the Firm or otherwise) in such security for any equity mutual fund advised or sub-advised by the Firm. The designated employee contact shall complete the same preclearance steps as outlined above.

No Firm Employee should knowingly enter any order whereby Covered or Limited Insider accounts receive a more advantageous price than that received by a mutual fund in that security on the same day.

In the case of Access Persons who are Investment Personnel of the Mutual Funds, no transaction that is short selling or any derivative having the same economic effect as a short sale of any security shall be permitted.

Holding Periods

30 Day

All securities positions, including both long and short positions, established in any Covered Account must be held for at least 30 calendar days. The holding period is measured on a Last In-First Out basis. Positions included in this 30-day holding requirement are equities, options or other derivatives on equities, fixed income instruments which contain an equity feature (e.g. convertibles), below investment grade fixed income securities and Affiliated Mutual Funds.

Exclusions

The following are excluded from the 30-day holding period requirement: U.S. Treasury obligations, non-affiliated open-end mutual funds, Exchange Traded Funds (ETFs), investment grade fixed income instruments without an equity feature, options on market indices and other instruments designed to replicate activity of market indices (such as SPDR’s, DIAMONDS etc.), covered calls, hedges on existing positions (held over 30 days), and tax driven strategies (such as costless collars) which are pre-approved by LCD.

Positions where there is a loss over 10% are also excluded from the holding period requirement. However, this exclusion does not apply to losses in options on equities. Further, the exclusion for losses over 10% does not apply if a pattern of losses taken within 30 days is detected.

Neuberger Berman recognizes that Firm Employees may acquire shares of Affiliated Mutual Funds in their Firm 401k plan through payroll deductions. Neuberger Berman Employees are not permitted to engage in any excessive trading or activity that under any circumstances would constitute market timing.

60 Day

Investment Personnel are required to hold shares of Affiliated Mutual Funds for at least 60 days. Please consult the applicable Mutual Fund Code for further information.

Exceptions and Questions

Questions regarding the policy and/or any requests for exceptions to this policy should be directed to your LCD contact. Attached as Exhibit A is a list of LCD officers and departments for each group.

Reporting Violations

Every Employee must immediately report any violation of the Code to LCD. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. LCD will keep records of any violation of the Code, and of any action taken as a result of the violation.

Violations of the policy may lead to disgorgement of profits, suspension of trading privileges for the particular Employee, or disciplinary action up to and including termination.

Price Switch Policy

The firm believes that clients should never be at a disadvantage if an Insider or Limited Insider trades the same security, on the same day as a client. As a best practice, a price switch policy has been implemented to ensure that when such a trade is executed, the employee does not receive a price which is better than the price which the client received.

The definition of an Insider and a Limited Insider is as follows:

•

An Insider includes Access Persons, their spouses, parents, grandparents, children and grandchildren. Also included are other relatives living in the same household as any member the Employee’s Portfolio Management Group and any other accounts in which the Employee has a financial interest, or the account of any person to whose financial support the Employee materially contributes.

•

A Limited Insider includes the Access Person’s mother–in–law, father-in-law, son-in-law, sibling, brother-in-law, daughter-in-law, and sister-in-law. Limited Insider Accounts also include the accounts of any estate or trust where an Employee is an executor, trustee or other fiduciary with a beneficial interest in the account, and any person having knowledge of any proposed purchase and/or sale of securities for the account.

Full Price Switch

For purposes of the Firm Same Day Price Switch Policy, except as otherwise provided, Insider Accounts are subject to a price switched versus any Firm investment advisory or discretionary client account.

No Insider Account may receive a more favorable execution price on the same day than any Firm investment advisory or discretionary client account if the total price difference is greater than $1,000. LCD will effect a price switch or disgorgement and in the case of a price switch for those client accounts custodied at Neuberger and determine which client gets the benefit of the price switch. The determination is made based upon the client who received the worst price of the day. If there is more than one client that received the worst price of the day, the group will randomly choose which clients would benefit from the price switch. Under no circumstances may a Portfolio Manager choose or have any input into the decision as to which client account is to receive the benefit of a price switch.

Limited Insider Price Switch

Limited Insider Accounts are subject to price switching against a Firm investment advisory or discretionary account that is managed by the related Firm Employee or their Portfolio Management Group. No Limited Insider Account may receive a more favorable execution price on the same day than that received by any Firm investment advisory or discretionary account that is managed by the related Employee or the Employee’s Portfolio Management Group if the total price difference is greater than $1,000. When the related Employee works directly with another person or group, this price switching policy extends to the investment advisory or discretionary accounts managed by that other person or group as well.

Securities Covered under the Same Day Price Switch

All common stock, corporate bonds, municipal bonds, and all options thereon are subject to price switching verses an investment advisory or discretionary client account in the same security on the same day. Short sales and Short-Against-the-Box sales are also subject to being switched.

Options will be price switched if any Firm investment advisory or discretionary account buys or sells the same put or call as the Covered Account, or if the client’s Portfolio Manager exercises an option and also trades the same common stock for his or her clients.

Price Switching in Fidelity Accounts

Operational circumstances make it impossible to effect price switches in employee accounts held at Fidelity. As a result, such accounts will be subject to a price disgorgement, calculated in a manner identical to that which is described above. In cases where a disgorgement is required, employees will be notified and required to disgorge such funds as are required by the policy, within 14 days of receipt of notice of the disgorgement.

Exceptions

•	Securities transactions in fee paying insider and limited insider accounts, which are managed by a money management group not associated with the insider;

•	Securities transactions effected in Blind Trusts;

•	Securities transactions that are non-volitional on the part of the Insider;

•

The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

•

The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

•	Options on the Standard & Poor’s “500” Composite Stock Price Index;

•	Transactions for Access persons under the Asset Management Code of Ethics, in which the adjustment resulting from the same day price switch is less than one thousand dollars ($1000.00);

•	Transactions arising through arbitrage, market making activities or hedged options trading;

•	Transactions in the Firm’s Profit Sharing and Retirement Plan;

•	Transactions involving odd lots;

•	Transactions in shares of affiliated open –end funds; and

•	Other securities that may from time to time be so designated in writing.

Private Placements

Basis of Policy

All employees must obtain prior, written approval (as described below) before investing in any private placement. This policy is intended to ensure the following: (i) there is no actual conflict or the appearance of conflict between an Access Person’s private investment and activity conducted on behalf of other clients; (ii) an Access Person’s actions do not give the appearance that the Firm is endorsing the investment; (iii) that involvement in this and other outside activities does not breach an Access Person’s obligation to devote his/her professional efforts exclusively for Neuberger Berman in which he/she is employed; and (iv) securities are not being offered to an Access Person by virtue of his/her position or relationship at the Firm.

Pre Approval Required

Employees must obtain the written approval of both LCD, and the Chief Investment Officer (“CIO”) and/or appropriate Neuberger Berman designee for the particular group in which the Access Person works, before purchasing any security offered in any internal or external private placement, in a Covered Account (including stocks, bonds, options, warrants and hedge fund investments). “Internal” includes any and all Neuberger Berman alternative and/or private equity investments.

A Private Placement and Hedge Fund Approval Form can be obtained from the LCD intranet which may be used to seek approval for participation in private placements or hedge funds. The form must be accompanied by appropriate supporting documentation concerning the investment, including the private placement memoranda, subscription documents, periodic statements, and, if applicable, any additional agreements or understandings which were entered into by the Access Person and the sponsor of the private fund, so-called “side letters”. You must notify LCD of any changes to your investment.

Additional Restrictions on Access Persons Making Internal Investments

In addition to the redemption terms contained in the offering documents, Access Persons will be subject to the following additional conditions:

•

Exceptions to any of the standard terms and conditions contained in the offering documents of an Internal product, must be approved, in writing, by LCD and the CIO (or appropriate business unit designee)

•	Employees must obtain the written approval prior to making any redemption

•	Employees must submit all redemption requests to LCD

•

LCD will evaluate the request (e.g. employee not acting on inside information) and advise the appropriate parties (Fund Directors, General Partner, Business Senior Management (“BSM”), etc.) regarding the redemption

•	BSM may request additional information from the employee in connection with the redemption request

•	LCD will document BSM’s decision with respect to the redemption request and notify the Employee of the decision

•	Employees should be aware that when evaluating the redemption request, the Firm must consider the best interests of all investors in the fund. This may result in:

1.	a denial of the request

2.	the imposition of additional conditions such as a partial redemption, instead of a full redemption

•	Legal and Compliance will notify Fund Accounting & Administration that the Employee’s redemption request has been approved and identify any pre- determined conditions.

Initial Public Offerings (IPOs)

Firm policy, consistent with FINRA Rule 5130, prohibits all Access Persons from participating in IPOs.

Reporting and Certification Requirements

All forms will be provided by the Legal and Compliance Department or the Human Resources Department. Unless otherwise instructed all reports should be submitted to the Legal and Compliance Department.

Initial

Access Persons are required to file an initial report of securities holdings and identification of brokerage accounts within 10 days of hire, or within 10 days of becoming an Access Person. Access Persons are required to certify that they have read and understand the Code of Ethics.

Quarterly

Access Persons are required to report Covered Securities transactions, within 30 days after the end of the calendar quarter. Access Persons may meet this requirement by (1) maintaining their Covered Accounts at Neuberger Berman, (2) maintaining their Covered Accounts at Fidelity Investments, provided such accounts are disclosed to, and approved by, LCD, (3) all other Covered Accounts are approved, in writing, by LCD and the Access Person has arranged for LCD to receive duplicate statement and/or confirmations for each such Covered Account.

Annual

Access Persons are required to disclose securities holdings on or before January 30 of each year. Access Persons may meet this requirement by (1) maintaining their Covered Accounts at Neuberger Berman, (2) maintaining their Covered Accounts at Fidelity Investments, provided such accounts are disclosed to, and approved by, LCD, (3) all other Covered Accounts are approved, in writing, by LCD and the Access Person has arranged for LCD to receive duplicate statement and/or confirmations for each such Covered Account. Access Persons are required to certify they have read, understand, and complied with the Code of Ethics; on or before January 30 of each year, unless otherwise indicated by LCD.

Amendments to the Code

If amendments are made to the Code other than on an annual basis and determined to be material, Access Persons will be required to submit a written acknowledgement that they have received, read and understood the amendments.

Administration of the Code

LCD will receive and review all reports submitted pursuant to the Code and determine whether Access Persons trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. LCD will also ensure that all books and records relating to the Code are properly maintained. The Firm will maintain the following records in a readily accessible place:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of all written acknowledgements of receipt, review and understanding of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;[2]

•	A record of each report made by an Access Person, including any brokerage confirmations and brokerage account statements obtained from Access Persons;

•	A list of the names of persons who are currently, or within the past five years were, Access Persons;

•

A record of any decision for approving the acquisition of securities by Access Persons in private placements and hedge funds for at least five years after the end of the fiscal year in which approval was granted.

Prohibition Regarding the Use of Material Non-Public Information

It is illegal to trade (or provide information to others for them to trade) while you are in possession of Material Non-Public Information” that has not been publicly disseminated. Material Non-Public Information is information that has not been publicly disclosed and which a reasonable investor would utilize to make an investment decision. Information about the Firm is nonpublic if it is received under circumstances which indicate that it is not yet in general circulation and may be attributable, directly or indirectly, to the Firm or its Insiders.

Information should be not considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a filing with the SEC or by a press release). An individual who has access to Material Non-Public Information may not attempt to “beat the market” by trading simultaneously with, or shortly after, the release of the information to the public.

If in doubt about whether something is “material” or whether it has been “publicly disseminated” please contact LCD immediately.

[2]	These records must be kept for five years after the individual ceases to be a supervised person of the firm.

Examples of Material Non-Public Information

While it is not possible to identify all information that would be deemed Material Non-Public Information,” the following types of information ordinarily would be included in the definition if not yet publicly released:

•	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.

•	Financial projections and strategic plans.

•	Potential mergers and acquisitions or the sale of significant assets or subsidiaries.

•	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

•	Major discoveries or significant changes or developments in products or product lines, research or technologies.

•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

•	Significant pricing changes.

•	Stock splits, public/private securities/debt offerings, or changes in dividend policies or amounts.

•	Significant changes in senior management.

•	Significant labor disputes or negotiations.

•	Actual or threatened major litigation or the resolution of such litigation.

•	Tender offers.

Violations of federal law may give rise to civil as well as criminal liability, including the imposition of fines.

Mutual Fund Code of Ethics

In addition to the Investment Adviser Code of Ethics that applies to all Employees, some Employees are subject to the applicable Neuberger Berman Management LLC Mutual Fund Code of Ethics (“NBM COE”). The NBM COE applies to all the mutual funds for which a division of the Firm is distributor, adviser or sub-adviser. Some of the provisions of the NBM COE are the same as the trading policies that apply to all Neuberger Berman Employees. Other provisions that are unique to the NBM COE apply to those Employees who are considered to be “Advisory Persons” with respect to the mutual funds. The NBM COE contains specific guidance on the definition of who is subject to its provisions, in general, however, if you serve as the portfolio manager (or serve on such portfolio manager’s team as an analyst, trader, sales or marketing person, etc.), you are likely subject to the additional restrictions imposed by the NBM COE. If you are uncertain, you must contact LCD for formal guidance.

Exceptions to the Code

LCD shall have authority to grant exceptions to Code requirements on a case-by-case basis. Any exceptions granted must be in writing.

Definitions

Access Persons – All Employees of Neuberger Berman.

Advisory Person – any employee of the Funds, Neuberger Berman Management LLC, Neuberger Berman Fixed Income LLC, or Neuberger Berman LLC (or any company in a control relationship to the Trust, Neuberger Berman Fixed Income LLC, Neuberger Berman LLC, or Neuberger Berman Management) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Funds, Neuberger Berman Management LLC, Neuberger Berman, LLC or Neuberger Berman Fixed Income LLC who obtains information concerning recommendations made to such Fund with regard to the purchase or sale of Covered Securities by such Fund. The determination as to whether an individual is an Advisory Person shall be made by the Legal and Compliance Department.

Affiliated Mutual Fund – Each registered investment company and series thereof advised or sub-advised by a subsidiary of Neuberger Berman.

Beneficial Interest – Refers to a security or account in which an Employee:

•	either has the power to make investment decisions;

•	has a financial interest in the securities or the securities account; or

•	has a security or account which is held in the name of any member of his/her Immediate Family.

Blind Trust – a trust in which an Access Person or Employee has Beneficial Interest or is the settlor with a power to revoke, with respect to which the Compliance Department has determined that such Access Person or Employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein, provided, however, that direct or indirect influence or control of such trust is held by a person or entity not associated with Neuberger Berman or any affiliate of Neuberger Berman and not a relative of such Access Person or Employee.

Compliance Officer – The Compliance Officer or designee assigned to a particular group and as named in Exhibit A of this Code.

Discretionary Account – An account in which an Employee gives an unaffiliated broker discretion to buy and sell securities. Such account has been approved in writing by LCD.

Immediate Family – Includes your spouse as well as any of the following relatives who share the same household with you: child, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law.

Insider – An Insider includes access persons, their spouses, parents, grandparents, children and grandchildren. Also included are other relatives living in the same household as any member the Employee’s portfolio management group and any other accounts in which the Employee has a financial interest, or the account of any person to whose support the Employee materially contributes.

Insider Account – A securities account in the name of an Insider

Investment Personnel – Any Employee of a Neuberger Berman entity who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client/Fund; and any natural person who controls a relationship with any entity within Neuberger Berman and who obtains information concerning recommendations made to such Client/Fund regarding the purchase or sale of securities by such Client/Fund. The determination as to whether an individual is an Investment Person shall be based on the following criteria: Portfolio Manager, Traders, Analysts (credit/research) and any member on team, including Administrative Assistant.

LCD – The Neuberger Berman Legal and Compliance Department.

Limited Insider – A Limited Insider includes the access person’s mother–in–law, father-in-law, son-in-law, sibling, brother-in-law, daughter-in-law, and sister-in-law. Limited Insider accounts also include the accounts of any estate or trust where an Employee is an executor, trustee or other fiduciary with a beneficial interest in the account, and any person having knowledge of any proposed purchase and/or sale of securities for the account.

Limited Insider Account – A securities account in the name of a Limited Insider.

Neuberger Berman – Neuberger Berman Group LLC, including, Neuberger Berman LLC, Neuberger Berman Alternative Fund Management LLC, Neuberger Berman Alternative Investment Management LLC, NB Alternatives Advisers LLC, and Neuberger Berman Fixed Income LLC.

Non-Investment Personnel – Any employee of a Neuberger Berman entity who is in a support function such as Operations, IT, Client Service/Marketing, HR, Finance, Compliance/Legal.

Outside Account – A brokerage account that is maintained with a firm other than Neuberger Berman or Fidelity Investments and for which the Supervised Person has received formal written approval from LCD to maintain.

Exhibit A

Contact Information

Group	Compliance Officer	Contact Information
NB Alternative Fund	Henry Rosenberg	(646) 497-4668
Management LLC
NB Alternative	Sean Ward	(212) 476-8532
Management LLC
NB Alternative Advisers LLC	Scott Christiansen	(214) 647-9537
Neuberger Berman	Lori Loftus	(312) 627-4315
Fixed Income LLC	MaryAnn McCann	(312) 627-4338
Neuberger Berman LLC	Brad Cetron	(646) 497-4654
	Richard Drew	(646) 497-4814
	Henry Rosenberg	(646) 497-4668
	Juan Veletanga	(646) 497-4663
	William Yela	(646) 497-4660
Neuberger Berman Management LLC	Chamaine Williams	(646) 497-4934
	Kevin Pemberton	(646) 497-4770
	Jeanette Eng	(646) 497-4791